                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our Firm under the caption "Experts" in the Registration Statement on Form F-4 and related prospectus of Newcourt Credit Group Inc. ("Newcourt") for the Offer to Exchange all $1,000,000,000 6.875% Notes, Series B due February 16, 2005 for $1,000,000,000 6.875% Exchange Notes, Series B due February 16, 2005 and to the incorporation by reference therein of our report dated February 22, 1999, with respect to the consolidated financial statements of Newcourt as at December 31, 1998 and 1997 and for the years then ended included in Newcourt's Current Report on Form 6-K dated February 26, 1999 and in Newcourt's Annual Report on Form 40-F for the year ended December 31, 1998, both of which have been filed with the Securities and Exchange Commission.

Toronto, Canada                                                Ernst & Young LLP
October 15, 1999                                           Chartered Accountants